Exhibit 3.5

CERTIFICATE OF FORMATION

OF

LIMITED LIABILITY COMPANY

FIRST. The name of the limited liability company is AREH LOUISIANA LLC.

SECOND. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington. The name of its Registered Agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of AREH LOUISIANA LLC this 16th day of May, A.D. 2005.

/s/ Mary Ann Brzoska
Mary Ann Brzoska, Authorized Person

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: AREH Louisiana LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows: AREH MLK LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 3rd day of May     , A.D. 2006 .

By:	/s/ John P. Saldarelli
Authorized Person(s)

Name:	John P. Saldarelli
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